                     ATTACHED FORM OF EMPLOYMENT AGREEMENT          EXHIBIT 10.2



         The attached Employment Agreement, as amended, of Douglas R. Sharps serves as a form of Employment Agreement for Dennis K. Burge, Bobby T. Tokuuke and Debra M. Murphy, whose individual agreements differ from such form only with respect to base annual compensation as follows: Mr. Burge, $125,000; Mr. Tokuuke, $110,000 and Ms. Murphy, $110,000.

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is made and entered into this 28th day of May, 1997, by and between HEALTHCARE RECOVERIES, INC., a Delaware corporation (the "Company"), and DOUGLAS R. SHARPS, (the "Employee").


                       STATEMENT OF BACKGROUND INFORMATION

         The Company provides subrogation and related recovery services for healthcare payors (the "Business"), including health maintenance organizations, indemnity insurers, Blue Cross and Blue Shield organizations, third-party administrators, self-funded employee health welfare benefit plans, and provider hospital organizations. The Company's services consist of assisting healthcare payors to recover the cost or reasonable value of healthcare benefits provided to insureds who are injured under circumstances where a third party, typically a property or casualty insurer of an individual, is ultimately responsible for such healthcare benefits.

         The Company desires to obtain the services of Employee and Employee desires to accept such employment.

                             STATEMENT OF AGREEMENT

         In consideration of the mutual covenants, promises and conditions set forth in this Agreement, the parties agree as follows:

         1. Employment. The Company employs Employee and Employee accepts such employment upon the terms and conditions set forth in this Agreement. For purposes of Sections 6, 7 and 8 of this Agreement, "employment" shall mean any period of time during which the Company is paying the Employee salary under
Section 5(a) of this Agreement, whether or not the Employee is currently performing services for the Company at the time of such payment. For all other purposes under this Agreement, "employment" shall have its customary meaning. Notwithstanding anything in this Agreement to the contrary, if the Company is paying the Employee salary, wages, benefits, severance or any other sums of money after termination of Employee's employment with the Company, and Employee obtains any other employment for consideration in any capacity, then such payments will (i) cease immediately if Employee's employment with the Company was terminated as a result of the occurrence of any events described in Section 4(a)(i) through 4(a)(iv) ("terminated for cause"), or (ii) be reduced by an amount equal to the value of consideration received in connection with or as a result of such other employment if Employee was terminated other than as a result of the occurrence of any events described in Section 4(a)(i) through 4(a)(iv) ("terminated without cause"). Cessation of payments by the Company shall not apply to incentive compensation payments to Employee.

         2. Duties of Employee. Employee agrees to perform and discharge the Business duties which may be assigned to Employee from time to time by the Company to the reasonable satisfaction of the Company. Employee also agrees to comply with all of the Company's policies, standards and regulations, as promulgated by the officers of the Company. Employee will devote Employee's full professional and business-related time, skills and best efforts to the Business and, will not, during the term of this Agreement, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the President of the Company, which consent will not be unreasonably withheld. This Section will not be construed to prevent Employee from (a) investing personal assets in businesses which do not compete with the Company in such form or manner that will not require any services on the part of Employee in the operation or the affairs of the companies in which such investments are made and in which Employee's participation is solely that of an investor; (b) purchasing securities in any corporation whose securities are listed on a national securities exchange or regularly traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, in excess of one percent of the outstanding stock of any class of any such corporation engaged in a business competitive with that of the Company; or (c) participating in conferences, preparing and publishing papers or books or teaching, so long as the President of the Company gives prior approval to such participation, preparation and publication or teaching.

         3. Term. The term of this Agreement will be for a period of three years commencing on the closing of sale of the Company by Medaphis Corporation ("Medaphis"), through public or private sale, and expiring on the third anniversary of that date, subject to earlier termination as provided for in
Section 4. In the event that Medaphis does not consummate the public or private sale of the Company within six months of the date of this Agreement, this Agreement shall be terminated.

         4. Termination.

         (a) Termination by Company for Cause. Notwithstanding anything contained in Section 3 to the contrary, the Company may terminate this Agreement and all of its obligations under this Agreement immediately if any of the following events occur:

                  (i) Employee materially breaches any of the terms or conditions set forth in this Agreement and fails to cure such breach within ten days after Employee's receipt from the Company of written notice of such breach, which notice shall describe in reasonable detail the Company's belief that Employee is in breach (notwithstanding the foregoing, no cure period shall be applicable to breaches by Employee of Sections 6, 7 or 8 of this Agreement);

                  (ii) Employee commits any other act materially detrimental to the business or reputation of the Company;

                  (iii) Employee intentionally engages in dishonest or illegal activities or commits or is convicted of any crime involving fraud, deceit or moral turpitude; or

                  (iv) Employee dies or becomes mentally or physically incapacitated or disabled so as to be unable to perform Employee's duties under this Agreement. Without limiting the generality of the foregoing, Employee's inability adequately to perform services under this Agreement for a period of sixty consecutive days will be conclusive evidence of such mental or physical incapacity or disability, unless such inability adequately to perform services under this Agreement is pursuant to a mental or physical incapacity or disability covered by the Family Medical Leave Act, in which case such sixty day period shall be extended to a one hundred and twenty day period.

         (b) Termination by Company Without Cause. Notwithstanding anything contained in Section 3 to the contrary, the Company may terminate Employee's employment pursuant to this Agreement without cause upon at least thirty days' prior written notice to Employee. Subject to the provisions of clause (ii) of
Section 1, if Employee's employment with the Company is terminated by the Company without cause, the Company shall remain subject to its obligations hereunder as if Employee remained employed hereunder for the balance of the term, as provided in Section 3.

         5.  Compensation and Benefits.

         (a) Annual Salary. For all services rendered by Employee under this Agreement, the Company will pay Employee a base salary of $125,000 dollars per annum in equal bi-weekly installments. Such annual salary will be subject to annual adjustments by any increases given in the normal course of business.

         (b) Incentive Compensation. During Employee's Employment with the Company, Employee shall be entitled to incentive compensation payments in accordance with the Management Group Incentive Compensation Plan of Healthcare Recoveries, Inc. If Employee is terminated by the Company without Cause, Employee shall be entitled to a pro rata share of incentive compensation payments.

         (c) Stock Option Awards. In the event and only in the event Medaphis closes the sale of the Company pursuant to a registered public offering, Employee shall be entitled to receive under the Healthcare Recoveries, Inc. Non-Qualified Stock Option Plan options to purchase 15.75% of the shares of the Company's common stock reserved under such Plan at such closing for an exercise price equal to the initial offering price of the Company's Common Stock on the Nasdaq National Market, which options shall have an effective grant date of the day such shares first begin trading on the Nasdaq National Market and shall vest over three years as follows: one-third on each of the first three anniversaries of the effective grant date. In the event of such public offering, and prior to the closing of such offering, the Company shall reserve for issuance under the Healthcare Recoveries, Inc. Non-Qualified Stock Option Plan that number of shares equal to 5% of the

Common Stock sold by Medaphis in such offering (but excluding Common Stock sold by the Company pursuant to an over-allotment option).

         (d) Other Benefits. Employee will be entitled to such fringe benefits as may be provided from time-to-time by the Company to its employees, including, but not limited to, group health insurance, life and disability insurance, vacations and any other fringe benefits now or hereafter provided by the Company to its employees, if and when Employee meets the eligibility requirements for any such benefit. The Company reserves the right to change or discontinue any employee benefit plans or programs now being offered to its employees; provided, however, that all benefits provided for employees of the same position and status as Employee will be provided to Employee on an equal basis.

         (e) Business Expenses. Employee will be reimbursed for all reasonable expenses incurred in the discharge of Employee's duties under this Agreement pursuant to the Company's standard reimbursement policies.

         (f) Withholding. The Company will deduct and withhold from the payments made to Employee under this Agreement, state and federal income taxes, FICA and other amounts normally withheld from compensation due employees.

         6. Non-Disclosure of Proprietary Information. Employee recognizes and acknowledges that the Trade Secrets and Confidential Information of the Company and its affiliates and all physical embodiments of the same (as they may exist from time-to-time, collectively, the "Proprietary Information") are valuable, special and unique assets of the Company's and its affiliates' businesses. Employee further acknowledges that access to such Proprietary Information is essential to the performance of Employee's duties under this Agreement. Therefore, in order to obtain access to such Proprietary Information, Employee agrees that Employee shall hold in confidence all Proprietary Information and will not reproduce, use, distribute, disclose, publish or otherwise disseminate any Proprietary Information, in whole or in part, and will take no action causing, or fail to take any action necessary to prevent causing, any Proprietary Information to lose its character as Proprietary Information, nor will Employee make use of any such information for Employee's own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances.

For purposes of this Agreement, the term "Trade Secrets" means the whole or any portion of any scientific or technical or other information, design, process, procedure, formula, computer software product, documentation or improvement relating to the Company's or its affiliates' businesses which (1) derives economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. The term "Confidential Information" means any and all data and information relating to the Company's or its affiliates' Business, other than Trade Secrets, (1) which has value to the Company or its affiliates;
(2) is not generally known by its competitors or the public; and (3) is treated as confidential by the Company or its affiliates. The provisions of this Section 6 will apply during Employee's employment by the Company and for a two year period thereafter with respect to Confidential Information, and during Employee's employment by the Company and at any and all times thereafter with respect to Trade Secrets. These restrictions will not apply to any Proprietary Information which is in the public domain, provided that Employee was not responsible, directly or indirectly, for such Proprietary Information entering the public domain without the Company's consent. This Section 6, together with Sections 7, 8, 9, 10, 11 and 12 of this Agreement, shall survive termination of this Agreement.

         7.A. Non-Competition Covenant. During Employee's employment by the Company and for a period of two years following any termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, compete with the Company within the Geographical Area (as defined). The term "compete" means to engage in, have any equity or profit interest in, make any loan to or for the benefit of, or render any services of any kind to, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, either as a proprietor, employee, agent, independent contractor, consultant, director, officer, partner or stockholder (other than a stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, in excess of one percent of the outstanding stock of any class of any such corporation) any business which provides Business services. For purposes of this Agreement, the term "Geographic Area" means the territory located within a seventy-five mile radius of each facility for which Employee has management responsibility during Employee's employment with the Company.

         B. Non-Interference. During Employee's employment by the Company and for a period of two years following the termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, interfere with, disrupt, or attempt to disrupt the past, present or prospective relationships, contractual or otherwise, between the Company and any supplier, consultant, or client of the Company with whom Employee had material contact during Employee's employment by the Company. The term "prospective relationship" is defined as any relationship where the Company has actively sought an individual or entity as a prospective supplier, consultant, or client.

         C. Non-Solicitation of Clients Covenant. Employee agrees that during Employee's employment by the Company and for a period of two years following the termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, divert, solicit or attempt to solicit or accept business from any individual or entity (i) who is a client of the Company at any time during the six month period prior to Employee's termination of employment with the Company ("Client"), or was actively sought by the Company as a prospective client, and (ii) with whom Employee had material contact while employed by the Company to provide Business services to such Clients or prospects. Employee further agrees that during Employee's employment by the Company and for a period of two years following the termination of Employee's employment for whatever reason in accordance with this agreement, Employee will not, directly or indirectly, as an employee, independent contractor, agent or in any other capacity, be employed by any Client:

                  (i) which received Business services from Employee, or with which Employee otherwise had material contact while employed by the Company; or

                  (ii) which received Business services from any employee or office of the Company over which Employee had management responsibility;

in either case to provide, directly or indirectly, Business services.

         D. Construction. The parties agree that any judicial authority construing all or any portion of this Section 7 or Section 8 will be empowered to sever any portion of the Geographical Area, client base, prospective relationship or prospect list or any prohibited business activity from the coverage of such Section and to apply the provisions of such Section to the remaining portion of the Geographical Area, the client base or the prospective relationship or prospect list, or the remaining business activities not so severed by such judicial authority. In addition, it is the intent of the parties that the judicial authority replace each such severed provision with a provision as similar in terms to such severed provision as may be possible and be legal, valid and enforceable. It is the intent of the parties that Sections 7 and 8 be enforced to the maximum extent permitted by law. If any provision of either such
Section is determined not to be specifically enforceable, the Company shall nevertheless be entitled to bring an action to seek to recover monetary damages as a result of the breach of such provision by Employee.

         8. Non-Solicitation of Employees Covenant. Employee agrees and represents that during Employee's employment by the Company and for a period of two years following any termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of, or on behalf of any other individual or entity, divert, solicit or hire away, or attempt to divert, solicit or hire away, to or for any individual or entity which is engaged in providing Business services, any person employed by the Company, whether or not such employee is a full-time employee or temporary employee of the Company, whether or not such employee is employed pursuant to a written agreement and whether or not such employee is employed for a determined period or at will.

         9. Existing Restrictive Covenants. Employee represents and warrants that Employee's employment with the Company does not and will not breach any agreement which Employee has with any former employer to keep in confidence confidential information or not to compete with any such former employer. Employee will not disclose to the Company or use on its behalf any confidential information of any other party required to be kept confidential by Employee.

        10. Return of Confidential Information. Employee acknowledges that as a result of Employee's employment with the Company, Employee may come into the possession and control of Proprietary Information, such as proprietary documents, drawings, specifications, manuals, notes, computer programs, or other proprietary material. Employee acknowledges, warrants and agrees that Employee will return to the Company all such items and any copies or excerpts thereof, and any other properties, files or documents obtained as a result of Employee's employment with the Company, immediately upon the termination of Employee's employment with the Company.

         11. Proprietary Rights. During the course of Employee's employment with the Company, Employee may make, develop or conceive of useful processes, machines, compositions of matter, computer software, algorithms, works of authorship expressing any such algorithm, or any other discovery, idea, concept, document or improvement which relates to or is useful to the Company's Business (the "Inventions"), whether or not subject to copyright or patent protection, and which may or may not be considered Proprietary Information. Employee acknowledges that all such Inventions will be "works made for hire" under United States copyright law and will remain the sole and exclusive property of the Company. Employee assigns and agrees to assign to the Company, in perpetuity, all right, title and interest Employee may have in and to such Inventions, including without limitation, all copyrights, and the right to apply for any form of patent, utility model, industrial design or similar proprietary right recognized by any state, country or jurisdiction. Employee further agrees, at the Company's request and expense, to do all things and sign all documents or instruments necessary, in the opinion of the Company, to eliminate any ambiguity as to the ownership of, and rights of the Company to, such Inventions, including filing copyright and patent registrations and defending and enforcing in litigation or otherwise all such rights.

         Employee will not be obligated to assign to the Company any Invention made by Employee while in the Company's employ which does not relate to any business or activity in which the Company is or may reasonably be expected to become engaged, except that Employee is so obligated if the same relates to or is based on Proprietary Information to which Employee will have had access during and by virtue of Employee's employment or which arises out of work assigned to Employee by the Company. Employee will not be obligated to assign any Invention which may be wholly conceived by Employee after Employee leaves the employ of the Company, except that Employee is so obligated if such Invention involves the utilization of Proprietary Information obtained while in the employ of the Company. Employee is not obligated to assign any Invention which relates to or would be useful in any business or activities in which the Company is engaged if such Invention was conceived and reduced to practice by Employee prior to Employee's employment with the Company, provided that all such Inventions are listed at the time of employment on the attached Exhibit A.

         12. Remedies. Employee agrees and acknowledges that the violation of any of the covenants or agreements contained in Sections 6, 7, 8, 9, 10 and 11 of this Agreement would cause irreparable injury to the Company, that the remedy at law for any such violation or threatened violation thereof would be inadequate, and that the Company will be entitled, in addition to any other remedy, to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages.

         13. Notices. Any notice or communication under this Agreement will be in writing and sent by registered or certified mail addressed to the respective parties as follows:

                  If to the Company:                  If to Employee:

                  1400 Watterson Tower                4043 Ormond Road
                  Louisville, Kentucky 40218          Louisville, KY 40207

                  Attn: General Counsel

         14. Severability. Subject to the application of Section 7(D) to the interpretation of Sections 7 and 8, if one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, the same will not affect any other provision in this Agreement, and this Agreement will be construed as if such invalid or illegal or unenforceable provision had never been contained in this Agreement. It is the intent of the parties that this Agreement be enforced to the maximum extent permitted by law.

         15. Entire Agreement. This Agreement embodies the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements, oral or written, regarding the subject matter of this Agreement. No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by the parties.

         16. Binding Effect. This Agreement will be binding upon the parties and their respective heirs, representatives, successors, transferees and permitted assigns.

         17. Assignment. This Agreement is one for personal services and will not be assigned by Employee. The Company may assign this Agreement to any of its subsidiaries or affiliated companies; provided that such subsidiary or affiliate fulfills the obligations of the Company under this Agreement.

         18. Governing Law. This Agreement is entered into and will be interpreted and enforced pursuant to the laws of the Commonwealth of Kentucky. The parties agree that the appropriate forum and venue for any disputes between any of the parties arising out of this Agreement shall be any federal court in the Commonwealth of Kentucky and each of the parties submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that a final and unappealable judgment against either of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


COMPANY:                                     EMPLOYEE:

HEALTHCARE RECOVERIES, INC.



/s/ DAVID E. McDOWELL                        /s/ DOUGLAS R. SHARPS
------------------------------------         -----------------------------------
DAVID E. McDOWELL                            DOUGLAS R. SHARPS
Chairman and Chief Executive Officer
Medaphis Corporation

                                    EXHIBIT A

                                   INVENTIONS




Employee represents that there are no Inventions.




                                                     /s/ DRS
                                                     ---------------------------
                                                     Employee Initials

                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") by and between the undersigned employee and HEALTHCARE RECOVERIES, INC., a Delaware corporation, is entered into effective as of May 28, 1997 and amends the Employment Agreement between the parties dated May 28, 1997 (the "Employment Agreement").

         The parties agree as follows:

         1. Section 4(a)(ii) of the Employment Agreement is deleted in its entirety and the following is substituted:

                  "Employee commits any other act in bad faith materially detrimental to the business or reputation of the Company."

         2. The first two sentences of Section 5(c) of the Employment Agreement are deleted in their entirety, and the following is substituted:

                  "The Company shall issue to Employee under the Healthcare Recoveries, Inc. Non-Qualified Stock Option Plan for Eligible Employees options to purchase that number of shares of the Company's common stock (at an exercise price equal to the initial offering price) listed next to Employee's name as follows:

                  Patrick B. McGinnis        200,000
                  Dennis K. Burge            78,750
                  Douglas R. Sharps          78,750
                  Bobby T. Tokuuke           65,000
                  Debra M. Murphy            65,000

                  These options shall have an effective grant date on the day the Company's common stock first begins trading on the Nasdaq National Market and shall vest over three years as follows: one-third on each of the first three anniversaries of the effective grant date."

         3. Section 5(a) of the Employment Agreement is hereby amended by deleting the last sentence and substituting the following for such sentence:

                  "Such annual salary will be subject to annual percentage increases for inflation equivalent to those increases given in the normal course of business to employees of the Company, pursuant to the Company's present policy or, as the case may be, a future policy approved by the Board to apply substantially on a Company-wide basis."

         4. Section 5(b) of the Employment Agreement is deleted in its entirety and the following is substituted:

                  "Incentive Compensation. During the term of the Agreement, Employee shall be entitled to incentive compensation payments in accordance with the Management Group Incentive Compensation Plan of Healthcare Recoveries, Inc. If Employee is terminated by the Company without Cause, Employee shall be entitled to a pro rata share of incentive compensation payments. A 'pro rata' share of incentive compensation payments shall mean that portion of the incentive compensation payments that would have been paid to Employee had Employee not been terminated without Cause, assuming Employee worked for the balance of the term and performed consistently with Employee's past performance."

         IN WITNESS WHEREOF, each party has executed this Amendment individually or by its duly authorized representative.

HEALTHCARE RECOVERIES, INC.



By: /s/ PATRICK B. MCGINNIS
    ------------------------------------------
      Patrick B. McGinnis
      Chairman and Chief Executive Officer


EMPLOYEE



/s/ DOUGLAS R. SHARPS
---------------------------------------------

Printed Name: Douglas R. Sharps
             --------------------------------